Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Net Income of $410,000 or $0.13 per Share for the First Quarter of Fiscal 2017

East Rutherford, NJ – August 18, 2016 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (NYSE MKT: TIK), a leading designer and manufacturer of avionics test and measurement solutions, today reported its financial results for the first quarter ended June 30, 2016.
Highlights for First Quarter of Fiscal Year 2017

•	Revenues decreased 8.6% to $5.34 million from $5.85 million in the first quarter of FY 2017.
•	Gross margin percentage improved to 35.1% versus 31.1% for the same quarter last year.
•	Gross margin increased to $1.88 million, a $61k improvement over the first quarter of 2016.
•	Operating income decreased to $380k as compared to $457k in the first quarter of FY 2016.
•	Non-GAAP Adjusted EBITDA was $423k as compared to $506k in the first quarter last year.
•	Settled BCA warrants for $720k, realized a $217k benefit compared to March 31, 2016.
•	Pre-tax income in the first quarter of $578k versus $494k in the year-ago period.
•	Net Income for the first quarter was $410k or $0.13 per share as compared to $279k or $0.09 per share in the first quarter of FY 2016.
•	Tax accrual of $168k for the first quarter is a non-cash item due to the Company’s large NOL.

Revenues for the three months ended June 30, 2016 decreased 8.6% to $5,342,369 from $5,845,919 for the three months ended June 30, 2015. The decrease in revenues is mostly attributed to the decrease in shipment of the TS-4530A KITS, as that contract has now been completed, and lower sales of the T-760/T-76 test sets partially offset by increased shipments of the TS-4530A SETS.
Gross margin increased $61,358 or 3.4% to $1,876,653 for the three months ended June 30, 2016 as compared to $1,815,295 for the three months ended June 30, 2015. This increase is mostly attributed to increased prices on CRAFT units offset partially by lower sales volume. Gross margin percentage for the three months ended June 30, 2016 was 35.1%, as compared to 31.1% for the three months ended June 30, 2015.

Selling, general and administrative expenses increased by $46,056 (5.3%) to $911,744 for the three months ended June 30, 2016, as compared to $865,688 for the three months ended June 30, 2015. This increase was primarily attributable to a $73,000 increase in legal expenses associated with the Aeroflex Wichita, Inc. (“Aeroflex”) litigation compared to the year-ago quarter. Total litigation costs for the quarter were $143,000 as the Company incurred higher costs in preparation for the summary judgment hearing that is scheduled to be heard on August 25, 2016.

Engineering, research and development expenses increased $92,745 (18.8%) to $584,877 for the three months ended June 30, 2016, as compared to $492,132 for the three months ended June 30, 2015. This increase is almost completely related to the new hand-held avionics and radio test set now under development.

Mr. Jeffrey O’Hara, President and CEO of Tel, stated, “We reported solid revenues and improved profitability for the first quarter of fiscal year 2017. Revenues decreased as a result of the successful completion of the TS-4530A KITS production program.  The Navy portion of the ITATS program was also substantially completed in the first quarter. Both of these programs were won on competitive bids and generated very low gross margins.

We are focused on capturing the lion’s share of the international Mode 5 market. The international Mode 5 test equipment markets have also been picking up with recent activity in both the Far East and European markets, and we believe our current product offerings, plus the new T-47M5, will be very competitive. We believe that Tel is well positioned for this business as our CRAFT and TS-4530A flight-line test sets have been endorsed by the U.S. military and we have already delivered test sets into 18 international markets. The new T-47M5 product is also being offered as a retro-fit kit for our large base of installed Mode 4 IFF test sets. We are also seeing increased market interest in our other military and commercial test sets including the ITATS TACAN bench test set and our new TR-36 Nav/Com product. These sales should be at attractive margins as we look to return to our traditional 50% gross margin levels starting next fiscal year.

We continue to work on our next generation multi-purpose hand-held test set with the initial product currently scheduled to be introduced in the fourth quarter of the current fiscal year. This product will be the hardware platform that will have the capabilities that address both our current avionic test set market as well as the much larger radio test set market. We believe that this new product family will be extremely competitive and will help drive the long term growth of our business.

The BCA warrants have been a drag on Tel’s profitability for the last several years, and we believe that their exercise will result in a cleaner balance sheet and more predictable financial reporting going forward. We expect to pay off the entire $720,000 negotiated amount this quarter.

“We are excited and optimistic about our near and long-term prospects,” Mr. O’Hara concluded.

The Company encourages investors to read its full results of operations as contained in our Quarterly Report on Form 10-Q filed on August 18, 2016 at www.sec.gov.

Conference Call
The Company will host a conference call and webcast today, Thursday, August 18, 2016 at 9:00 a.m. Eastern Time to discuss the Company’s fiscal first quarter 2017 results.
To access the live webcast, log onto Tel-Instrument’s website at:
https://www.telinstrument.com/learn-about-telinstrument/investor-relations.html.
To participate in the call by phone, dial (877) 407-8035 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8035.
A replay of the teleconference will be available until September 18, 2016 and may be accessed by dialing (877) 660-6853. International callers may dial (201) 612-7415.  Callers should use conference ID: 13643708.

About Tel-Instrument Electronics Corp
Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.
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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso	John Nesbett or Jennifer Belodeau
	Tel-Instrument Electronics Corp.	Institutional Marketing Services (IMS)
	(201) 933-1600	(203) 972-9200
jnesbett@institutionalms.com

TEL-INSTRUMENT ELECTRONICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2016	March 31, 2016
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$412,570	$972,633
Accounts receivable, net	2,265,966	1,454,361
Inventories, net	4,048,284	4,679,032
Prepaid expenses and other current assets	763,851	128,071
Deferred income tax asset	578,507	578,507
Total current assets	8,069,178	7,812,604

Equipment and leasehold improvements, net	183,815	193,518
Deferred income tax asset – non-current	1,897,382	2,065,126
Other long-term assets	35,515	36,871
Total assets	10,185,890	10,108,119

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	424,710	418,255
Warrant liability - current	720,000	-
Capital lease obligations – current portion	5,844	10,232
Accounts payable and accrued liabilities	2,066,056	2,401,500
Federal and state taxes payable	-	53,623
Deferred revenues – current portion	498,926	48,766
Accrued payroll, vacation pay and payroll taxes	760,691	836,589
Total current liabilities	4,476,227	3,768,965

Subordinated notes payable - related parties	-	25,000
Capital lease obligations – long-term	18,514	20,524
Long-term debt	195,977	304,560
Deferred revenues – long-term	203,820	172,703
Warrant liability – long-term	199,000	1,136,203
Other long-term liabilities	1,500	7,800
Total liabilities	5,095,038	5,435,755

Commitments

Stockholders' equity:
Common stock, 4,000,000 shares authorized, par value $0.10 per share, 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Additional paid-in capital	8,082,834	8,074,655
Accumulated deficit	(3,317,568)	(3,727,877)
Total stockholders' equity	5,090,852	4,672,364
Total liabilities and stockholders' equity	$10,185,890	$10,108,119

TEL-INSTRUMENT ELECTRONICS CORP.
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	June 30, 2016	June 30, 2015

Net sales	$5,342,369	$5,845,919
Cost of sales	3,465,716	4,030,624

Gross margin	1,876,653	1,815,295

Operating expenses:
Selling, general and administrative	911,744	865,688
Engineering, research and development	584,877	492,132
Total operating expenses	1,496,621	1,357,820

Income from operations	380,032	457,475

Other income (expense):
Amortization of deferred financing costs	(1,356)	(1,357)
Change in fair value of common stock warrants	217,203	67,760
Interest expense	(17,826)	(29,634)
Total other income (expense)	198,021	36,769

Income before income taxes	578,053	494,244

Income tax provision	167,744	215,178

Net income	$410,309	$279,066

Net income per share:
Basic income per common share	$0.13	$0.09
Diluted income per common share	$0.10	$0.02

Weighted average shares outstanding:
Basic	3,255,887	3,256,887
Diluted	3,274,829	3,320,442

TEL-INSTRUMENT ELECTRONICS CORP.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	June 30,	June 30,
	2016	2015

Net income	$410,309	$276,066

Income tax provision	167,744	215,178

Depreciation and amortization	35,010	42,413
Amortization of deferred financing costs	1,356	1,357
Change on fair value of common stock warrants	(217,203)	(67,760)
Interest, net	17,826	29,,634
Non-cash stock-based compensation	8,179	6,466

Non-GAAP Adjusted EBITDA	$423,221	$506,354

The term EBITDA consists of net income (loss) plus interest, taxes, depreciation and amortization, amortization of debt discount and deferred financing charges, change in fair value of warrants, and non-cash stock-based compensation. EBITDA is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation from, or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt, and to fund capital expenditures, and provides investors a helpful measure for analyzing its operating performance. The table above sets forth a reconciliation of EBITDA to net income (loss), which is the most directly comparable measure of financial performance, calculated under generally accepted accounting principles.